Exhibit 107

Calculation of Filing Fee Tables

Form S-8
(Form Type)

SIGNING DAY SPORTS, INC.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Share(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees To be Paid	Equity	Common Stock, par value $0.0001 per share	Rules 457(h)	90,000	(3)	$5.00	$450,000	0.00014760	$66.42
	Total Offering Amounts			90,000			$450,000		$66.42
	Total Fees Previously Paid								$0.00
	Total Fee Offsets								$0.00
	Net Fee Due								$66.42

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement covers any additional shares of the Registrant’s common stock, $0.0001 par value per share (“common stock”), that become issuable under the Signing Day Sports, Inc. 2022 Equity Incentive Plan (the “Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration that results in an increase in the number of the outstanding shares of common stock.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) under the Securities Act based on the initial public offering price per share of common stock of $5.00 per share as set forth in the Registrant’s prospectus filed with the Securities and Exchange Commission on November 15, 2023 pursuant to Rule 424(b) of the Securities Act.

(3)	Represents 90,000 shares of common stock issued to an officer and employee granted as restricted stock under the Plan.